================================================================================

             As Filed with the Securities and Exchange Commission on
                                August 17, 2000.

                             Registration No. 333 -

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             REGISTRATION STATEMENT
                                   ON FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                             SAF T LOK INCORPORATED
                 (formerly known as RGB Computer & Video, Inc.)
               (Exact name of Company as specified in its charter)

          Florida                        3429                    65-0142837
          -------                        ----                    ----------
  (State or other jurisdiction        (Primary SIC            (I.R.S. Employer
  of incorporation or organization)   Code Number)           Identification No.)

                             1101 Northpoint Parkway
                         West Palm Beach, Florida 33407
                                 (561) 478-5625
                (Name, address, including Zip Code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

Franklin W. Brooks, CEO                                     Copies to:                  Robert L. Ruben, Esq.
Saf T Lok Incorporated                                                                  Edward A. Friedman, Esq.
1101 Northpoint Parkway                                                                 Ruben & Aronson, LLP
West Palm Beach, Florida 33407                                                          3299   K   Street,    N.W.,
Suite 403
Telephone:(561) 478-5625                                                                Washington, D.C.  20007
(Name, address, including Zip Code, and telephone number,                               Telephone:  (202) 965-3600
including area code, of agent for service)                                              Telecopier: (202) 965-3700

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                       [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                                       [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                       [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                       [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                       [ ]

================================================================================

                      CALCULATION OF REGISTRATION FEE/(1)/

-------------------------- -------------------- ----------------------- ----------------------- -------------------

      Title of Each                                Proposed Maximum        Proposed Maximum
   Class of Securities        Amount to be          Offering Price            Aggregate               Amount of
    to be Registered         Registered (3)          Per Security           Offering Price         Registration Fee
    ----------------         ----------              ------------           --------------         ----------------
-------------------------- ---------------- --- ----------------- ----- ------------------ ---- -------------------
Common Stock issuable
upon conversion of                 875,000               $1.0775              $942,812.50                  $248.90
outstanding debentures(1)
-------------------------- ---------------- --- ----------------- ----- ------------------ ---- -------------------

Common Stock issuable as
interest on outstanding            105,000               $1.0775              $113,137.50                   $29.87
Debentures(1)
-------------------------- ---------------- --- ----------------- ----- ------------------ ---- -------------------

Common Stock issued to
placement agent(1)                  26,250               $1.0775               $28,284.38                    $7.47
-------------------------- ---------------- --- ----------------- ----- ------------------ ---- -------------------

Common Stock issued to
finder(1)                           17,500               $1.0775               $18,856.25                    $4.98
-------------------------- ---------------- --- ----------------- ----- ------------------ ---- -------------------

Common Stock issued upon
exercise of warrant(2)             214,725                $0.396               $85,031.10                   $22.45
-------------------------- ---------------- --- ----------------- ----- ------------------ ---- -------------------

Common Stock issued as
payment of debt(1)                 200,000               $1.0775              $215,500.00                   $56.89
-------------------------- ---------------- --- ----------------- ----- ------------------ ---- -------------------

Common Stock issuable
upon exercise of                     9,600                 $1.50               $14,400.00                    $3.80
options(2)
-------------------------- ---------------- --- ----------------- ----- ------------------ ---- -------------------

Common Stock issuable
upon exercise of                     9,872                 $0.01                   $98.72                    $0.03
options(2)
-------------------------- ---------------- --- ----------------- ----- ------------------ ---- -------------------

                    Total        1,457,947                                  $1,418,120.45                  $374.39
-------------------------- ---------------- --- ----------------- ----- ------------------ ---- -------------------

(1) The registration fee was calculated based upon the average of the closing bid and asked prices for the Common Stock on August 15, 2000, pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) The registration fee was calculated based upon the exercise price of the Option.

(3) Pursuant to Rule 416 under the Securities Act of 1933 as amended, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the debentures, warrants and options, as the case may be and to the extent applicable, but not as a result of pure adjustments attributable to changes in market price.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED AUGUST 17, 2000

                             SAF T LOK INCORPORATED

                        1,457,947 Shares of Common Stock

         This Prospectus relates to the 1,457,947 shares of Common Stock of Saf T Lok Incorporated, being offered by certain selling security holders. We will not receive any proceeds from the sale of shares by the selling security holders. The selling security holders acquired or will acquire their shares:

                  upon conversion of our 6% convertible debentures;

                  as payment of interest on our convertible debentures;

                  as payment of placement agent and finder fees; upon exercise of outstanding options and warrants; and

                  as payment of outstanding debt.

                  Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol "LOCK". On August 15, 2000, the closing bid and asked prices for our common stock were $1.062 and $1.093, respectively.

         The selling securityholders may sell the shares in this offering from time to time in transactions in the open market (including any securities exchange or through any inter-dealer quotation system), in negotiated transactions, or by a combination of these methods, at fixed prices related to market prices or at negotiated prices.

         This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 3 for a discussion of important matters that should be considered by you prior to investing.

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the SEC or any state securities commission determined if this prospectus is truthful or complete.

                 The date of this Prospectus is August 17, 2000

                                TABLE OF CONTENTS

                                                                                       Page
BUSINESS...........................................................................       1
RISK FACTORS.......................................................................       1
WHERE YOU CAN FIND MORE INFORMATION................................................       5
INFORMATION INCORPORATED BY REFERENCE .............................................       5
SELLING SECURITY HOLDERS...........................................................       6
PLAN OF DISTRIBUTION...............................................................       6
DESCRIPTION OF SECURITIES..........................................................       7
LEGAL MATTERS......................................................................       8
EXPERTS............................................................................       8
INDEMNIFICATION....................................................................       8

                                    BUSINESS

       Saf T Lok Incorporated, through its wholly-owned subsidiary Saf T Lok Corporation, designs, develops, manufactures, and distributes safety locks for guns. Saf T Lok Incorporated and Saf T Lok Corporation are jointly referred to in this Prospectus as "Saf T Lok", "we", "us" and "our".

       Our gunlocks are intended to reduce the possibility of unauthorized or accidental use of firearms, including unintentional discharge by children and assailants. Our target markets include:

       o      newly manufactured handguns in the U.S.; and

       o previously manufactured, used handguns in the U.S., which is known as the "retrofit market".

       Our gunlocks are used by federal, state and local law enforcement agencies and other consumers in the U.S. Our combination gun locks are the subject of eleven United States patents, one United States patent application, and Canadian and other foreign patent applications.

       We have determined that the current political and social climate relating to handguns requires that we raise substantial capital in order to fund operations and effectively lobby for regulatory changes that will enable us to substantially increase our revenues. Alternatively, we must consummate a strategic alliance or business combination that will allow us to remain viable. Towards this end, we have engaged an investment banking firm to advise us on mergers, acquisitions and similar business combinations. We may be unsuccessful in attracting a strategic partner or acquirer.

       On February 7, 2000, we held our annual meeting of shareholders. At the annual meeting:

              Franklin W. Brooks, Jeffrey W. Brooks, William M. Schmidt, Dennis
              W. DeConcini and James V. Stanton were reelected to serve on our board of directors; and

              our shareholders authorized an increase in the number of shares of common stock we are authorized to issue from 20 million shares to 30 million shares.

         The additional shares will be available for issuance at the direction of the board of directors, without further shareholder action, for capital raising purposes, for strategic alliances and for other purposes deemed by the board to be in our best interests. We have no specific plans at this time to issue additional shares.

         Our executive offices are located at 1101 Northpoint Parkway, West Palm Beach, Florida 33407. Our telephone number at that location is (561) 478-5625.

         Except for the historical information contained herein, the matters discussed in this prospectus under "Risk Factors", in addition to certain statements contained elsewhere in this prospectus or in our filings under the Securities Exchange Act of 1934, (the "Exchange Act"), are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed in this prospectus under "Risk Factors" and prospective investors are urged to carefully consider such factors. Updated information will be periodically provided by us as required by the Securities Act and the Exchange Act. We, however, undertake no obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                                  RISK FACTORS

         Prospective investors should carefully consider the following Risk Factors, in addition to the other information set forth in this prospectus, in evaluating an investment in the securities offered hereby.

         Inferior and less expensive gun locks, produced by our competitors, have reduced our revenues and may continue to make our market penetration difficult.

         The market for our gun locking devices is unproven even though there are millions of handguns in the United States. Our gun locking devices retail for approximately $70 to $90 each while simple, key operated trigger locks retail for less than $20. Our belief in the existence of a large market for our gun locking devices is based solely on anecdotal evidence, without the benefit of any broad-based market study. There is no assurance that a market will develop that will provide sufficient revenues for us to make a profit. If a market for our products does develop, we may have to compete against larger entities with substantially more resources. There is no assurance that we could compete successfully against those competitors.

         We have an accumulated deficit, a history of net losses and our auditors have raised doubts about our continued viability; investors could lose their entire investment.

         As of June 30, 2000, we had an accumulated deficit of $25,741,918. For the year ended December 31, 1999 and the six months ended June 30, 2000, we incurred net losses of $(3,829,043) and $(2,489,807), respectively. Management projects that we require monthly operating revenues averaging at least $300,000, but for the calendar year 1999, our monthly operating revenues averaged only approximately $14,000. As a result of the foregoing, the report of our independent auditors for the year ended December 31, 1999 raises doubt about our continued existence and states that in order to remain viable, we must

         o        raise additional capital; and

         o        achieve a successful level of sales.

         Our inability to raise capital or achieve substantial sales could result in our discontinuance of operations and our investors could lose the entire amount of their investment.

         Our success requires us to attract a partner for a business combination or strategic alliance, in the absence of which we may fail.

         We believe that consolidation in the gun industry and the resources necessary in order to focus the current political and social climate in a manner that will allow us to successfully market our gun locks requires us to align ourselves with a larger, more financially secure business partner. Accordingly, we are seeking a candidate with whom to complete a business combination or strategic alliance, and have engaged a recognized investment banking firm to assist us in our efforts. However, in the event we are unsuccessful in identifying and completing such a strategic transaction, we will continue to have difficulty implementing our business plan and achieving success. We have not yet [entered into any agreement with] any party interested in consummating a business combination or strategic alliance with us.

         In the event we consummate a business combination, it is possible that we will undergo a change in control, our officers and directors will be replaced, our shareholders will undergo additional dilution of their equity ownership in us and our business following a business combination may prove more risky than our current situation.

         In the event we are successful in attracting a third-party to consummate a business combination, it is possible that:

         o we may have to incur a material amount of debt at interest rates substantially exceeding the prime rate;

         o we will issue a substantial number of additional shares of our stock and thereby dilute the percentage ownership of us by our existing shareholders;

         o the vesting of certain outstanding options held by our officers, directors and affiliates will be accelerated, thereby further diluting the percentage ownership of us by our existing shareholders;

         o the acquirer may appoint its designees to serve as our executive officers and directors, and our existing officers and directors will resign;

         o our business following a business combination could prove more risky and offer poorer prospects for the future than our current situation; and

         o the transition of operations and management following a business combination or strategic alliance may cause a loss of momentum of our current manufacturing, marketing and promotional efforts.

Our deficit and history of losses will make raising additional capital more difficult.

         We have recently raised approximately $875,000, which we believe will satisfy our cash requirements for approximately the next six to nine months. In the event we are unable to consummate a business combination or other third party alliance, and we require additional funding, our accumulated deficit and net losses will likely have an adverse impact upon our ability to raise additional funding. To the extent that additional financing is made available to us, it may not be on favorable terms.

         We have substantial outstanding debt and if we are unable to generate revenues or otherwise finance debt repayment, we will be subject to legal proceedings and judgments

         As of August 11, 2000, we have long-term debt of approximately $925,000, $50,000 of which matures in December 2001 and $875,000 of which matures in May 2002. Our current rate of revenue generation is insufficient to enable us to repay this indebtedness on maturity. In the event this indebtedness is not converted into common stock and we are unable to generate increased operating revenues or otherwise finance our repayment of these debts, we will become subject to lawsuits and judgments against us. Lawsuits and judgments against us will adversely affect our ability to raise additional capital or consummate a business combination or strategic alliance and, accordingly, our continued viability will be suspect.

         We are the subject of an SEC investigation, an unfavorable outcome to which will likely have a negative effect on our stock price.

         We have been responding to informal requests for information from the SEC since receiving notice of an "informal inquiry" from the SEC's Division of Enforcement on May 29, 1998. On September 22, 1998, the SEC issued its formal Order Directing Private Investigation and Designating Officers to Take Testimony which revealed that members of the SEC's Staff have reported information to the SEC that, in the Staff's view, tends to show that during the period from at least January 1, 1996 and continuing thereafter, the Company, its present or former officers, directors or employees or others, may have violated federal securities laws. Pursuant to this formal order of investigation, the Company and certain of our current and former officers and directors have produced documents pursuant to requests and subpoenas from the SEC. The investigation is continuing and we are not able to speculate as to its specific subject matter. There can be no assurance as to the timing of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on the Company. We are cooperating with the SEC, and have responded and will continue to respond to requests for information in connection with the investigation.

         If legal proceedings pending against us are not resolved in our favor, our future remains questionable.

         On March 28, 2000, Winner Holding LLC, Winner Club LLC and James E. Winner Jr. (collectively, "Winner") filed a complaint against the Company and Mr. Franklin W. Brooks (the Company's Chief Executive Officer and Chairman of the Board) in the United States District Court for the Western District of Pennsylvania (Case No. 00-610). The suit arises from discussions between the parties regarding a possible merger. Winner's complaint purports to allege, among other things, causes of action for breach of contract, fraud, negligent misrepresentation and breach of duty to negotiate in good faith, and seeks compensatory damages in excess of $75,000 for each cause of action. Winner is also seeking a permanent injunction preventing the Company from being acquired by another party, as well as punitive damages of at least $5,000,000. The Company intends to defend the suit vigorously, and believes that available documentary evidence demonstrates that the Company was not legally obligated to Winner. The Company has notified its insurance carriers of the filing of the Winner Complaint to determine whether such carriers will provide either indemnity or a defense. Pursuant to its Articles of Incorporation, the Company will provide Mr. Brooks with counsel and indemnify him in conjunction with the action to the fullest extend permitted. The Company recently filed a motion in the District Court to dismiss the case without prejudice based on improper venue, or alternatively, for change of venue to Palm Beach County, Florida.

         We are also defendants in certain other litigation actions that have been commenced against us. No assurance can be provided that these actions will be resolved in a manner favorable to us. Unfavorable judgments rendered against us in these actions, or a portion of these actions, may have a material adverse effect on our business and financial condition.

         In the event a claim asserted against us by a third party becomes the subject of litigation, we will be forced to defend ourselves and could be required to pay a substantial judgment which may have a material adverse effect upon the financial condition of the Company.

         Political climate or events may have a material adverse effect on the market for our gun locking devices.

         The issue of gun control is a highly political issue in the United States. We believe that the National Rifle Association will oppose any legislation that touches on gun control, including any gun lock legislation. Other groups are promoting gun lock legislation at the federal and state levels. However, we cannot rely on, and no assurance can be given regarding, the passage of any type of gun control or gun safety legislation to create a market for our gun locking devices.

         State and Federal regulations could present obstacles to our operations.

         While gun locking devices are currently not regulated under state or federal regulations, we believe it is likely in the future that such devices will be regulated. There can be no assurance that our locks will meet the requirements of such future regulations, in which case, sales of our products may be materially adversely affected.

         Patent protection will not eliminate competition.

         We hold twelve U. S. patents that pertain to the Saf T Lok(R) combination gun locks. One U.S. patent is pending. Patent applications have also been filed for protection in Canada and other countries. We expect these applications to be approved. However, there can be no assurance that any of these patents will adequately protect us from competitors offering similar devices or that we will have adequate resources to protect ourselves from infringers. We believe our trademarks and other proprietary rights are important to our success and our competitive position. The actions we take to establish and protect our trademarks and other proprietary rights, however, may be inadequate to prevent imitation of our products by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks and other proprietary rights.

         Purchasers of our shares could suffer substantial dilution if all or a substantial portion of outstanding options, warrants and debentures are converted.

         We currently have reserved for issuance:

                   2,718,109 shares in the event of exercise of options which we have granted;

                   214,725 shares in the event of conversion of outstanding warrants; and

                   1,060,000 shares in the event of conversion of principal and interest on outstanding debentures.

         The issuance of our reserved common stock will increase the number of outstanding shares of common stock by approximately 27%, and may cause substantial dilution to purchasers of shares covered by this prospectus.

         If all or a substantial portion of our shares that are eligible for public resale are sold, the market price for our shares may be materially adversely affected.

         All of the 3,992,834 shares that have been reserved for issuance have been registered with the SEC so that the holders of such shares may resell them publicly. In addition, approximately 305,174 shares of our outstanding common stock have been held for at least one year and may, therefore, be publicly resold under Rule 144. If all or a substantial portion of the shares which may be publicly resold become available in the marketplace, the market price of our shares may be adversely affected.

         If the market price for our shares declines and causes us to be delisted from the Nasdaq SmallCap market, additional sales practices imposed upon broker-dealers could adversely affect the market for our shares.

         In the event our shares do not remain listed on the Nasdaq SmallCap Market, they may become subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities ("penny stock") to persons other than established customers and institutional accredited investors. The SEC's regulations define a "penny stock" to be an equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell our shares in the secondary market.

         The penny stock restrictions will not apply to our shares if they remain listed on the Nasdaq Small Cap Market. We cannot assure you that our shares will continue to qualify for exemption from these restrictions. If our shares became subject to the penny stock rules, a holder's ability to sell our shares could be materially adversely affected.

         Our products are characterized by continuous and rapid technological advances and evolving industry standards.

         Compatibility with industry standards in areas such as operating systems and communications protocols is material to our marketing strategy and product development efforts. In order to remain competitive, we must respond effectively to technological changes by continuing to enhance and improve our existing products to incorporate emerging or evolving standards, and by successfully developing and introducing new products that meet customer requirements. There can be no assurance that we will successfully develop, market, or support such products or that we will respond effectively to technological changes or new product announcements or introductions by others. If we do not enhance and improve our products, our sales and financial results could be materially adversely affected. In addition, there can be no assurance that, as a result of technological changes, all or a portion of our inventory would not be rendered obsolete.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

         Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov." The SEC also allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), regarding the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information with respect to us and the securities offered by this prospectus, please see the registration statement. This prospectus is a part of the registration statement. Statements contained in this prospectus regarding any contract or other document referred to are not necessarily complete, and in each instance you should see the copy of such contract or statement filed as an exhibit to the registration statement. A copy of the registration statement may be inspected without charge at the SEC's principal office. We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus. To request this information, please contact Franklin W. Brooks, President, Saf T Lok Incorporated, 1101 Northpoint Parkway, West Palm Beach, Florida 33407 (561) 478-5625.


                      INFORMATION INCORPORATED BY REFERENCE

         This Prospectus incorporates by reference the following documents and information we previously filed with the SEC under the Exchange Act:

         (a) our annual report on Form 10-KSB for the fiscal year ended December 31, 1999;

         (b) our quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2000;

         (c) our quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 2000; and

         (d)      our current report on Form 8-K dated April 4, 2000.

         All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part of it from the date of filing of those documents.

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information and representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making offers for the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                            SELLING SECURITY HOLDERS

         Of the 1,457,947 shares covered by this prospectus, 875,000 shares are issuable upon conversion of our outstanding 6% convertible debentures, 105,000 shares cover two years' interest payments on the debentures, 17,500 shares are outstanding shares of our common stock which were issued for finder services rendered in connection with the offering of our debentures, 26,250 shares were issued to the placement agent in connection with the placement of the debentures, 214,725 shares are issuable upon exercise of certain warrants, 19,472 shares are issuable upon exercise of certain options and 200,000 shares were issued as payment of outstanding debt in the aggregate amount of $181,009. Except as otherwise disclosed, none of these persons or entities has had any material relationship with us during the past three years. All of the shares covered by this prospectus are being registered for resale by the registered owner. We agreed to register the shares as part of the consideration for our sale of these securities.

         The following table sets forth the name of each selling security holder, the number of shares owned, the number of shares being registered for resale by each selling security holder and the number of shares to be owned by the selling security holder following this offering:


                                                 Number of            Shares to        Shares to be owned
Name of selling security holder               shares owned(1)         be offered          after offering
                                              ---------------         ----------          --------------

Cache Capital (USA) L.P.                           980,000               980,000              -0-
Alexander, Westcott, Inc.(1)                        14,725                14,725              -0-
J. P. Carey Securities, Inc.(1)                     26,250                26,250              -0-
Pegasus Capital Inc.(2)                             17,500                17,500              -0-
Ralph Nichols(3)                                    57,367                19,472           37,895
Optimum Fund                                       200,000               200,000                0
Chrisman Chiang(4)                                 200,000               200,000                0


------------------------------------

(1) Acted as a placement agent of the Company in connection with our 6% convertible debentures.

(2)      Acted as a finder in connection with our 6% convertible debentures.

(3) Employed as General Manager in charge of operations of the Company from May 1999 to November 1999 and engaged as a consultant to the Company from November 1999 to December 1999.

(4) Loaned $181,000 to us prior to the issuance of 200,000 shares as payment of such debt.

         We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including but not limited to, all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.


                              PLAN OF DISTRIBUTION

         The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq National Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, including, without limitation:

o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o face-to-face or other direct transactions between the selling security holders and purchasers without a broker-dealer or other intermediary; and

o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. Such broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Act, in connection with such sales. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

         In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and deliver the shares to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling security holders also may enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. The selling securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

         Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         We have advised the selling security holders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

         It is anticipated that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.


                            DESCRIPTION OF SECURITIES

Common Stock

         Subject to the dividend rights of the holders of preferred stock, if any, holders of our common stock are entitled to share, on a ratable basis, such dividends as may be declared by our board of directors, out of funds legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors and holders of preferred stock, if any, that may be outstanding, our assets will be divided pro rata on a per share basis among the holders of our common stock.

         Each share of common stock entitles the holder to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of the issued and outstanding shares need be represented to constitute a quorum and to transact business at a shareholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

Convertible Debentures

         We have authorized, and there are currently outstanding, an aggregate of $925,000 principal amount of our Debentures. The Debentures bear interest at the rate of 6% per year, which may be paid by us in cash or by the issuance of common stock. Debentures in the aggregate amount of $50,000 mature on December 1, 2001 and Debentures in the aggregate amount of $875,000 mature on May 26, 2002. The outstanding principal amount of the Debentures, and accrued but unpaid dividends thereon, may be converted at the option of the holder into our common stock at a 75% discount or 80% discount (for such $50,000 and $875,000 amounts respectively) to the market price for our shares at the time of conversion, subject to a minimum conversion price of $$.70 per share (for the $50,000 amount) and $1.00 per share (for the $875,000 amount) and a maximum conversion price of $2.00 per share with respect to all outstanding Debentures.

Shares Eligible for Future Sale

         As of June 30, 2000, there were 15,689,581 shares of common stock issued and outstanding. Of such shares, 15,384,407 shares comprise the public float and 1,457,947 shares are being registered for sale pursuant to this prospectus. The balance of 305,174 shares are "restricted securities which may be sold in compliance with Rule 144. In general, Rule 144 permits a shareholder who has beneficially owned restricted shares for at least one year to sell without registration, within a three-month period, a number of shares not exceeding the greater of one percent of the then outstanding shares of common stock or, generally, the average weekly trading volume during the four calendar weeks preceding the sale, assuming our compliance with certain reporting requirements of Rule 144. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not an executive officer, director or principal shareholder during the three month period prior to resale), such restricted shares can be sold without any volume limitation.

         We have also registered on Form S-8 under the Act 4,376,500 shares of common stock issuable upon exercise of options, of which 2,694,000 have been granted and are currently available for exercise. An additional 140,000 shares are covered by an effective registration statement on Form S-3.

         The public sale of shares, under Rule 144 or pursuant to a registration statement, can be expected to have a depressive effect on the market price of our common stock.

NASDAQ SmallCap Market

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "LOCK".

Transfer and Warrant Agent and Registrar

         Our transfer agent and registrar for the common stock is Florida Atlantic Stock Transfer, Inc. 7130 Nob Hill Road, Tamarac, Florida 33321, telephone number (954) 726-4954.


                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Ruben & Aronson, LLP, Washington, D.C.


                                     EXPERTS

         Our audited consolidated financial statements, as of December 31, 1999 and 1998, and for each of the two fiscal years in the period ended December 31, 1998, incorporated by reference into this prospectus, have been audited by Goldberg Wagner Stump & Jacobs L.L.P. f/k/a Goldberg & Company, P.A., independent certified public accountants, as indicated in their report with respect thereto, and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                                 INDEMNIFICATION

         The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

         The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

             violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful, deriving an improper personal benefit from a transaction, voting for or assenting to an unlawful distribution and willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         To the extent indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or control persons control, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

             Registration Fees - Securities and
                                        Exchange Commission      $   374.39
             Cost of Printing                                      1,000.00*
             Legal Fees and Expenses                               7,500.00*
             Accounting Fees and Expenses                          1,000.00*
             Blue Sky Fees and Expenses                              500.00*
             Miscellaneous                                         1,750.00*
                                                                 ----------
             Total                                               $12,124.39*
                                                                 ==========

*Estimated

Item 15.  Indemnification of Directors and Officers.

         The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

         The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

             violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful, deriving an improper personal benefit from a transaction, voting for or assenting to an unlawful distribution and willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.


         The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or control persons control, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item 16.  Exhibits and Consolidated Financial Statement Schedules.

         a. The exhibits constituting part of the Registration Statement are as follows:

                  4.1      Form of 6% Convertible Debenture (1)

                  5.1      Opinion and Consent of Ruben & Aronson, LLP (2)

                  10.1     Placement Agency Agreement between the Company and J.
                           P. Carey Securities, Inc. dated May 26, 2000 (1)

                  10.2 Form of Securities Purchase Agreement relating to the Company's Debenture offering through J. P. Carey Securities, Inc. (1)

                  10.3 Form of Registration Rights Agreement relating to the Company's Debenture offering through J. P. Carey Securities, Inc. (1)

                  23.1 Consent of Ruben & Aronson, LLP (included in opinion filed as Exhibit 5.1(2)

                  23.2     Consent of Goldberg Wagner Stump & Jacobs L.L.P.(3)

                  27       Financial Data Schedule (4)

------------------------------------

(1) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, as filed with the Securities and Exchange Commission.

(2)  To be filed by Amendment.

(3)  Filed herewith.

(4) Incorporated by reference to Exhibit 27 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, as filed with the Securities and Exchange Commission.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach and the State of Florida, on the 17 day of August 2000.

                                                 SAF T LOK INCORPORATED

                                                 By: /s/  FRANKLIN W. BROOKS
                                                     -------------------------
                                                     FRANKLIN W. BROOKS, CEO


                                POWER OF ATTORNEY

         The undersigned directors and officers of Saf T Lok Incorporated hereby constitute and appoint Franklin W. Brooks and William Schmidt and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and time to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and hereby ratify and confirm that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or use to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                                                TITLE                         DATE

/s/ FRANKLIN W. BROOKS                      Chairman of the Board, Chief        August 17, 2000
----------------------------------------    ----------------------------        ------------------
FRANKLIN W. BROOKS                          Executive Officer and Director
                                           (Principal Executive Officer)


/s/ JEFFREY W. BROOKS                       Vice President, Secretary           August 17, 2000
----------------------------------------    -------------------------           ------------------
JEFFREY W. BROOKS                           and Director


/s/ WILLIAM M. SCHMIDT                      Chief Financial Officer,            August 17, 2000
----------------------------------------    ------------------------            ------------------
WILLIAM M. SCHMIDT                          Principal Accounting Officer
                                            and Director


/s/ DENNIS W. DECONCINI                     Director                            August 17, 2000
----------------------------------------    --------                            -----------------
DENNIS W. DECONCINI


/s/ JAMES V. STANTON                        Director                            August 17, 2000
----------------------------------------    --------                            -----------------
JAMES V. STANTON
